EXHIBIT 5.1

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067-2367

(310) 789-1290

April 5, 2019

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re:	Graphene & Solar Technologies Limited - Form S-1

Dear Sir/Madame:

We have acted as a counsel to Graphene & Solar Technologies Limited (formerly known as Solar Quartz Technology Corporation), a Colorado corporation (“Company”), in connection with its registration statement on Form S-1 (“Registration Statement”) relating to the registration of 34,020,000 shares of common stock (“Shares”), $0.0001 par value per Share, by the Company and selling stockholders of the Company. In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that:

1. The Company is duly organized and validly existing as a corporation under the laws of the State of Colorado;

2. The Shares (a) to be sold by the Company when issued will be validly issued, fully paid, and non-assessable, and (b) to be offered by the selling stockholders are duly authorized validly issued, fully paid, and non-assessable; and

3. The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock pursuant to the Registration Statement.

Our opinion is limited by and subject to the following:

(a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Colorado.

(b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) Our opinion is based solely on and limited to the federal laws of the United States of America and the Colorado laws. We express no opinion as to the laws of any other jurisdiction.

Sincerely, TroyGould PC